UNITED STATES

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The Wet Seal, Inc.
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Steven H. Benrubi

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September 6, 2012

THE WET SEAL, INC. TO EVALUATE AND RESPOND TO CLINTON

GROUP CONSENT MATERIALS AND PROPOSED DIRECTORS

COMPANY URGES STOCKHOLDERS TO POSTPONE MAKING DECISION

REGARDING CLINTON GROUP CONSENT SOLICITATION

BOARD AND MANAGEMENT REMAIN FOCUSED ON STABILIZING

BUSINESS AND CONSIDERING ALL OPTIONS

TO ENHANCE SHAREHOLDER VALUE

FOOTHILL RANCH, CA, September 6, 2012 (BUSINESS WIRE) – The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today provided an update on recent developments involving one of its shareholders, Clinton Group, Inc.

Clinton Group has filed with the Securities and Exchange Commission preliminary consent solicitation materials seeking stockholder consent to appoint five new independent directors to replace four of the five current members of Wet Seal’s Board of Directors and fill the one vacant position.

The Board of Directors of The Wet Seal said: “We believe this is the wrong time to disrupt our business with a wholesale makeover of the Board as we prepare for the critical fourth quarter and holiday season. We recognize the immediate need to improve our performance and enhance value for all of our shareholders. As we have previously announced, the Board is in the process of returning to a tested fast fashion strategy that we believe will have a positive impact on results in a matter of months, not years. At this important juncture, bringing in a large number of new directors who are not familiar with the business will deleteriously affect the Company’s ability to improve its performance in the coming months. That would not be in the best interests of all of our shareholders.”

The Wet Seal announced on August 21 that it is taking steps to stabilize its business quickly by returning to its core expertise of fast fashion merchandising. As the Company stated, it believes performance will bottom out in the third fiscal quarter before showing clear signs of improvement in sales and profitability in the fourth quarter. The Company believes it will eventually be able to return to annual EBITDA of $45 million to $50 million.

“The current Board knows Wet Seal and its strengths and weaknesses. It is far more capable of managing a quick and seamless return to our historic and successful fast fashion model than a group of new directors, no matter how experienced they may be.”

The Wet Seal’s Board and its advisers are continuing to carefully evaluate Clinton Group’s consent solicitation materials and will respond when it completes that evaluation.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of August 25, 2012, the Company operated a total of 551 stores in 47 states and Puerto Rico, including 469 Wet Seal stores and 82 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com.

For more company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Additional Information and Where You Can Find It

The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of consent revocations from stockholders in connection with the potential consent solicitation by Clinton Group, Inc. The Company has filed a preliminary consent revocation statement with the Securities and Exchange Commission (the “SEC”) in connection with such potential consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Definitive Proxy Statement filed with the SEC on April 6, 2012 and a Preliminary Consent Revocation Statement filed September 6, 2012. These documents are available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants will be included in any Consent Revocation Statement and any other relevant documents filed with the SEC in connection with the possible consent solicitation.

If the Company files a definitive Consent Revocation Statement with the SEC, the Company promptly will mail the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the possible consent solicitation. WE URGE INVESTORS TO READ ANY CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the possible consent solicitation at the SEC’s website at www.sec.gov.

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